THERMOGENESIS ANNOUNCES MANAGEMENT TRANSITION;

PROVIDES UPDATE ON OPERATIONAL MILESTONES

RANCHO CORDOVA, CA., (DECEMBER 3, 2008)—ThermoGenesis Corp. (NASDAQ: KOOL), a leading supplier of innovative products and services that process and store adult stem cells, said today that William Osgood, Ph.D. has reached an agreement with the Company’s Board of Directors to resign as the Chief Executive Officer and a director of the Company, effective immediately. The board has named Matthew T. Plavan, the Company’s Executive Vice President and Chief Financial Officer, as ThermoGenesis’ interim Chief Executive Officer.

“In his nearly four years at the Company, Matt has been intimately involved in the daily operations of the Company, including our recent business development efforts with General Electric Healthcare and others, and engendered a high level of respect among the other members of senior management and our employees,” noted Hubert Huckel, M.D., the Company’s Chairman of the Board. “The board has a high degree of confidence in Matt’s ability to lead the Company while we conduct a search for a new Chief Executive Officer,” he added.

Huckel continued, “Over the past 18 months, Bill has made many contributions to the Company and assisted in our review of potential future market opportunities in the area of regenerative medicine. However, both he and the board determined that new leadership was necessary to ensure that the Company makes the progress necessary to focus on quality and customer service, and to meet our revenue and profitability targets.”

Plavan joined ThermoGenesis in May 2005 as Chief Financial Officer and was named Executive Vice President earlier this year. Prior to joining the Company, he held senior financial and operations management positions at several healthcare and technology companies, including McKesson, and was an audit manager with Ernst & Young LLP. A Certified Public Accountant, he earned a B.S. in Business Economics from the University of California, Santa Barbara.

“I appreciate the confidence our board has demonstrated in me and I look forward to driving the Company forward on our strategy as we capitalize on opportunities in our core cord blood business and develop near-term revenue opportunities,” Plavan said. “We have the assets, including leading-edge technology, a newly strengthened quality team, dedicated employees, and a solid balance sheet, to achieve our goals,” he continued.

The Company also said that in conjunction with this management transition it will initiate a corporate reorganization designed to accelerate near-term revenue growth and refocus efforts on reducing expenses and improving financial performance.

“Our management team and the board are developing a strategic plan that we believe will enable the Company to reach its financial goals for fiscal 2009, pending completion of that strategy. These goals include revenue growth of 10-20 percent over fiscal 2008 as we drive toward becoming profitable in the fourth quarter of fiscal 2009, based on our ability to add new AXP™ customers, initiate a successful launch of our new products and realize successful management of operating expenses,” Plavan stated.

The Company also provided updates on key operational milestones, including:

•	With respect to the previously announced company-initiated recall of selected AXP bag sets, the Company has provided its remediation plan to the FDA and is awaiting confirmation from the agency.

•	The Company expects to begin shipping its MarrowXpress™ (MXP) device and disposables this quarter through its newly established distribution agreement with a wholly-owned subsidiary of Spine Smith, LLC. In addition, the Company has recently added several new distributors for its BioArchive® System and AXP offerings.

•	The market program for the Company’s Res-Q™, a point-of-care solution for bone marrow processing and peripheral blood platelet concentration, is on track for launch in the equine market in the Company’s fiscal 2009 third quarter, with sales in the human market expected to begin in the fourth quarter of 2009.

•	The Company remains on track to complete the disposition of its ThermoLine™ business during the current quarter.

Conference Call

The Company will hold a conference call to discuss this announcement at 5:30 a.m., Pacific Standard Time (8:30 a.m., Eastern Standard Time), Thursday, December 4. The call can be accessed by calling (800) 860-2422 (domestic) or (412) 858-4600 (international), passcode ThermoGenesis. The webcast will also be available on the Company’s website at http://www.thermogenesis.com/investors-webcasts-and-calls.aspx. A replay of the call will be available by calling (877) 344-7529 (domestic), or (412) 317-0088 (international), passcode 385107#, or via the Company’s website.

About ThermoGenesis Corp.

ThermoGenesis Corp. (www.thermogenesis.com) is a leader in developing and manufacturing automated blood processing systems and disposable products that enable the manufacture, preservation and delivery of cell and tissue therapy products. These products include:

•	The BioArchive® System, an automated cryogenic device, is used by cord blood stem cell banks in more than 25 countries for cryopreserving and archiving cord blood stem cell units for transplant.

•	AXP™ AutoXpress Platform (AXP™) is a proprietary family of automated devices that includes the AXP and the MarrowXpress™ and companion sterile blood processing disposable for harvesting stem cells in a closed system. The AXP device is used for the processing of cord blood. GE Healthcare is the exclusive global distribution partner for the AXP cord blood product except for Central and South America, China and Russia/CIS, where ThermoGenesis markets through independent distributors. The MarrowXpress is used for isolating stem cells from bone marrow.

•	The CryoSeal® FS System, an automated device and companion sterile blood processing disposable, is used to prepare fibrin sealants from plasma in about an hour. The CryoSeal FS System is approved in the U.S. for liver resection surgeries. The CryoSeal FS System has received the CE-Mark which allows sales of the product throughout the European community. Asahi Medical is the exclusive distributor for the CryoSeal System in Japan and the Company markets through independent distributors in Europe and South America.

•	The Thrombin Processing DeviceTM (TPD™) is a sterile blood processing disposable that prepares activated thrombin from a small aliquot of plasma in less than 30 minutes. The CE-Marked TPD is currently being marketed in Europe by Biomet, Inc., subsidiary Biomet Biologics, Medtronic, Inc. and independent distributors.

This press release contains forward-looking statements, and such statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors, including current financial market credit restrictions that impact our customers, exchange rate fluctuations on currency in countries where out customers do business, timing of FDA approvals, changes in customer forecasts, our failure to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2009, and introduction of competitive products and other factors beyond our control, could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2009. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our annual report on
Form 10-K and other reports we file with the Securities and Exchange Commission from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com

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